As filed with the Securities and Exchange Commission on July 5, 2006.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINO COMMERCIAL BANCORP

(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	20-4797048 (I.R.S. Employer Identification No.)

14345 Pipeline Avenue
Chino, California 91710

(909) 339-8880

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Chino Commercial Bank, N.A. 2000 Stock Option Plan

(Full Title of the Plan)

Dann H. Bowman
President and Chief Executive Officer
Chino Commercial Bancorp
14345 Pipeline Avenue
Chino, California 91710
(909) 393-8880

(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

With a copy to:

Nikki Wolontis, Esq.
King, Holmes, Paterno & Berliner, LLP.
1900 Avenue of the Stars
25th Floor

Los Angeles, California 90067
(310) 551-7411; (310) 556-4487 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	237,292	$21.88	$5,191,949	$556

1                      Based solely on the number of shares of common stock, no par value, of Chino Commercial Bancorp (the “Registrant”) reserved for issuance upon exercise of options granted or to be granted pursuant to the Chino Commercial Bank, N.A. 2000 Stock Option Plan (the “Plan”). In addition to such shares, this Registration Statement covers an undetermined number of shares of common stock of the Registrant that, by reason of certain events specified in the Plan, may become issuable upon exercise of options through the application of certain anti-dilution provisions.

2                      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h), pursuant to which a total of 237,292 shares of the Registrant’s common stock that may be acquired upon exercise of options granted or to be granted are deemed to be offered at $21.88 per share, the average of the bid and asked prices of the Registrant’s common stock as reported on the OTC Bulletin Board on June 27, 2006.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 237,292 shares of the Registrant’s common stock without par value (“Common Stock”). All of the shares of Common Stock are issuable pursuant to options issued or to be issued under the Plan. The Plan was assumed by the Registrant pursuant to Plan of Reorganization dated as of March 16, 2006 by and between Chino Commercial Bank, N.A. and the Registrant which assumption of the Plan became effective upon the consummation of the reorganization on June 30, 2006.

On July 5, 2006 the Registrant filed a Form 8-K with the Securities and Exchange Commission as notice that the Registrant is the successor issuer to the Bank pursuant to Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Registrant’s common stock is deemed to be registered under Section 12(g) of the Exchange Act, and the Registrant will file reports, proxy statements and other information with the Securities and Exchange Commission. Prior to the filing of the Form 8-K on July 5, 2006, Chino Commercial Bank, N.A. filed reports pursuant to the Exchange Act with the Office of the Comptroller of the Currency (“OCC”).

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with the Securities and Exchange Commission.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with the Securities and Exchange Commission.

Note:  The documents containing  the information specified in Part I of this Form S-8 Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1)

under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference in this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents and information heretofore filed with the Commission by the Registrant are incorporated by reference in this registration statement:

1.             Chino Commercial Bank, N.A.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 as filed with the OCC on March 27, 2006, which is included as Exhibit 99.1 to this Registration Statement.

2.             Chino Commercial Bank, N.A.’s Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2006 as filed with the OCC on May 12, 2006, which is included as Exhibit 99.2 to this Registration Statement.

3.             Form 8-K of the Registrant filed with the Commission on July 5, 2006.

4.             Form 8-K dated January 25, 2006,  reporting financial results for Chino Commercial Bank, N.A. for the year ended December 31, 2005, as filed with the OCC on January 26, 2006, which is included as Exhibit 99.4 to this Registration Statement.

5.             Form 8-K dated April May 17, 2006 reporting unaudited financial results for Chino Commercial Bank, N.A. for the three months ended March 31, 2006, as filed with the OCC on May 18, 2006, which is included as Exhibit 99.5 to this Registration Statement.

6.             Form 8-K dated June 20, 2006 reporting shareholder approval of the Bank Holding Company Reorganization between Chino Commercial Bank, N.A. and Chino Bancorp, as filed with the OCC on June 21, 2006, which is included as Exhibit 99.6 to this Registration Statement.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated be reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Authorized Capital Stock

The Registrant currently has authorized capital consisting of 10,000,000 shares of common stock, no par value.

Dividend Rights

The holders of the Registrant’s common stock will be entitled to receive dividends when and as declared by its Board of Directors out of funds legally available therefore, subject to the restrictions set forth in the California General Corporations Law (the “GCL”). The GCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. The GCL further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally are as follows:  (i) the corporation’s assets equal at least 1¼ times its liabilities; and (ii) the corporation’s current assets equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expense for two preceding fiscal years was less than the average of the corporation’s interest expense for such fiscal years, then the corporation’s current assets must equal at least 1¼ times its current liabilities. Under the Federal Reserve Board’s guidelines applicable to small bank holding companies, the Registrant would also be precluded from paying dividends if its debt to equity ratio exceeded 1.0:1, but the Registrant does not intend to incur any debt which would interfere with its ability to pay dividends.

The payment of dividends by the Registrant will depend on the company’s net income, financial condition, regulatory requirements and other factors, including the results of operations of Chino Commercial Bank, N.A., the Registrant’s operating subsidiary. It is anticipated that the Registrant will follow a policy of retaining earnings to increase capital for future growth, and will not pay cash dividends in the foreseeable future.

Voting Rights

All voting rights with respect to the Registrant are vested in the holders of the Registrant’s common stock. Holders of the Registrant’s common stock are entitled to one vote for each share of common stock standing in his or her name on the books of the Registrant on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, shares are entitled to be voted cumulatively if a candidate’s name has been placed properly in nomination prior to the voting and a shareholder present at the meeting gives notice of his or her intention to vote cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between or among two or more nominees as he or she deems appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected under cumulative voting. All directors of the Registrant will be elected annually.

Preemptive Rights

Holders of the Registrant’s common stock do not have preemptive rights.

Liquidation Rights

The holders of the Registrant’s common stock are entitled, to receive their pro rata share of the assets of the Registrant distributable to shareholders upon liquidation.

Item 5. Interest of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Indemnification

Section 317 of the California Corporations Code governs indemnification of the directors and officers of the Registrant. Under this section, officers and directors may be indemnified against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with proceedings other than derivative suits, in which such persons were parties or threatened to be made parties. In order for the corporation to make indemnification, there must be a determination by (a) a majority vote of a quorum of the Board of Directors, consisting of directors who are not parties to such proceeding, (b) if such quorum of directors is not obtainable, by independent legal counsel in a written opinion, (c) approval of the shareholders pursuant to Section 153 of the California Corporations Code, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (d) an order of the court in which such proceeding is or was pending that the officer or director acted in good faith in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, such person had no reasonable cause to believe the conduct of such person was unlawful. This section further provides that indemnification may be paid in connection with derivative suits, in the same manner as described above, except that, with respect to derivative suits, the authority authorizing the indemnification must find that such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under the circumstances. Court approval is required for indemnification of expenses or amounts incurred in respect of any claim or matter in which a director or officer has been adjudged to be liable to the corporation in the performance of such person’s duty to the corporation. No indemnification of expenses can be made under Section 317 in settling or otherwise disposing of a threatened or pending action, with or without action which is settled or otherwise disposed of without court approval.

The Registrant’s Articles of Incorporation and Bylaws provide, among other things, for the indemnification of the Registrant’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the corporation within the scope of his or her employment. Such provisions of the Registrant’s Articles of Incorporation and Bylaws are subject to certain limitations imposed under state and federal law. It is the policy of the Board of Directors that the Registrant’s executive officers and directors shall be indemnified to the maximum extent permitted under applicable law and the Registrant’s Articles of Incorporation and Bylaws.

The Registrant’s Articles of Incorporation also currently provide for the limitation or elimination of personal liability of the corporation’s directors to the corporation or its shareholders for monetary damages, to the extent permitted by California law. However, under federal law, the federal bank regulators may seek monetary damages from bank or bank holding company directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the provisions in the Registrant’s Articles of Incorporation and Bylaws, the Registrant has been informed that, in the opinion of the SEC, this kind of indemnification is against public policy as expressed in the securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of Chino Commercial Bancorp
3.2	Bylaws of Chino Commercial Bancorp
5	Opinion of King, Holmes, Paterno & Berliner, LLP
10.1	2000 Stock Option Plan of Chino Commercial Bank, N.A., assumed by the Registrant on June 30, 2006
10.2	Chino Commercial Bank, N.A. Salary Continuation Plan
10.3	Salary Continuation and Split Dollar Agreement for Dann H. Bowman
10.4	Salary Continuation and Split Dollar Agreement for Jo Anne Painter
10.5	Salary Continuation and Split Dollar Agreement for Roger Caberto
10.6	Item Processing Agreement between Chino Commercial Bank, N.A. and InterCept Group
10.7	Data Processing Agreement between Chino Commercial Bank, N.A. and InterCept Group
23.1	Consent of King, Holmes, Paterno & Berliner, LLP (included in Exhibit 5)
23.2	Consent of Hutchinson and Bloodgood LLP
24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)
99.1	Form 10-KSB of Chino Commercial Bank, N.A. for the year ended December 31, 2005, as filed with the Comptroller on March 27, 2006
99.2	Form 10-QSB of Chino Commercial Bank, N.A. for the quarter ended March 31, 2006, as filed with the Comptroller on May 12, 2006
99.3

Definitive Proxy Statement/Prospectus of Chino Commercial Bank, N.A. dated May 3, 2006, as filed with the Comptroller on May 1, 2006 (portions of which are incorporated by reference into Exhibit 99.1 to this Registration Statement)

99.4	Form 8-K dated January 25, 2006, reporting financial results for Chino Commercial Bank, N.A. for the year ended December 31, 2005, as filed with the Comptroller on January 26, 2006
99.5	Form 8-K dated May 17, 2006 reporting unaudited financial results for Chino Commercial Bank, N.A. for the three months ended March 31, 2006, as filed with the Comptroller on May 18, 2006
99.6

Form 8-K dated June 20, 2006 reporting shareholder approval of the Bank Holding Company Reorganization between Chino Commercial Bank, N.A. and Chino Bancorp, as filed with the Comptroller on June 21, 2006

Item 9. Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

424(b) if, in the aggregate, if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering prices  set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           the undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection which the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Chino, State of California, on July 5, 2006.

CHINO COMMERCIAL BANCORP

/s/ Dann H. Bowman
By: Dann H. Bowman President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dann H. Bowman and Jo Anne Painter and each of them, as his attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dann H. Bowman	President, Chief Executive Officer	July 5, 2006
Dann H. Bowman	and Director

/s/ Jo Anne Painter	Executive Vice President	July 5, 2006
Jo Anne Painter	and Chief Financial Officer

/s/ Linda M. Cooper	Director	July 5, 2006
Linda M. Cooper

/s/ Pollyanna Franks	Director	July 5, 2006
Pollyanna Franks

Gregg C. Gibson	Director	July 5, 2006

H. H. Kindsvater	Vice Chairman of the Board	July 5, 2006

/s/ Richard G. Malooly	Director	July 5, 2006
Richard G. Malooly

Richard J. Vanderpool	Director	July 5, 2006

/s/ Bernard J. Wolfswinkel	Chairman of the Board	July 5, 2006
Bernard J. Wolfswinkel

/s/ Thomas A. Woodbury	Director	July 5, 2006
Thomas A. Woodbury

/s/ Jeanette L. Young	Director	July 5, 2006
Jeanette L. Young

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation of Chino Commercial Bancorp
3.2	Bylaws of Chino Commercial Bancorp
5	Opinion of King, Holmes, Paterno & Berliner, LLP
10.1	2000 Stock Option Plan of Chino Commercial Bank, N.A., assumed by the Registrant on June 30, 2006
10.2	Chino Commercial Bank, N.A. Salary Continuation Plan
10.3	Salary Continuation and Split Dollar Agreement for Dann H. Bowman
10.4	Salary Continuation and Split Dollar Agreement for Jo Anne Painter
10.5	Salary Continuation and Split Dollar Agreement for Roger Caberto
10.6	Item Processing Agreement between Chino Commercial Bank, N.A. and InterCept Group
10.7	Data Processing Agreement between Chino Commercial Bank, N.A. and InterCept Group
23.1	Consent of King, Holmes, Paterno & Berliner, LLP (included in Exhibit 5)
23.2	Consent of Hutchinson and Bloodgood LLP
24	Power of attorney for any subsequent amendments (located on the signature page of this Registration Statement)
99.1	Form 10-KSB of Chino Commercial Bank, N.A. for the year ended December 31, 2005, as filed with the Comptroller on March 27, 2006
99.2	Form 10-QSB of Chino Commercial Bank, N.A. for the quarter ended March 31, 2006, as filed with the Comptroller on May 12, 2006
99.3

Definitive Proxy Statement/Prospectus of Chino Commercial Bank, N.A. dated May 3, 2006, as filed with the Comptroller on May 1, 2006 (portions of which are incorporated by reference into Exhibit 99.1 to this Registration Statement)

99.4	Form 8-K dated January 25, 2006, reporting financial results for Chino Commercial Bank, N.A. for the year ended December 31, 2005, as filed with the Comptroller on January 26, 2006
99.5	Form 8-K dated May 17, 2006 reporting unaudited financial results for Chino Commercial Bank, N.A. for the three months ended March 31, 2006, as filed with the Comptroller on May 18, 2006
99.6

Form 8-K dated June 20, 2006 reporting shareholder approval of the Bank Holding Company Reorganization between Chino Commercial Bank, N.A. and Chino Bancorp, as filed with the Comptroller on June 21, 2006